Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 8, 2021, except as to notes 1(b), 19(b) and 19(c), which are as of June 8, 2021, with respect to the consolidated financial statements of Atour Lifestyle Holdings Limited, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Huazhen LLP

Shanghai, China

July 12, 2021